Exhibit 99

FOR IMMEDIATE RELEASE

3M Delivers Second-Quarter Earnings of $1.60 per Share;

Sales Rise 14 Percent to a Record $7.7 Billion

ST. PAUL, Minn. — July 26, 2011 - 3M (NYSE: MMM) today reported record second-quarter sales of $7.7 billion, up 14.1 percent year-on-year. Earnings rose 3.9 percent to $1.60 per share and operating margins were 21.6 percent. The company generated $1.2 billion in free cash flow during the quarter, equal to 100 percent of net income.

Sales increased in all geographic regions, with Europe up 24.1 percent, Latin America/Canada up 20.2 percent, Asia Pacific up 11.0 percent and the U.S. up 8.7 percent. Five of the company’s six business segments expanded sales in the quarter, with particular strength in Industrial and Transportation at 24.6 percent and Safety, Security and Protection Services at 19.7 percent.

The company estimates that combined direct and indirect business disruption resulting from the March earthquake in Japan reduced second-quarter sales growth by 2.4 percentage points, operating margins by 50 basis points and earnings by $0.07 per share. Without these estimated impacts, second-quarter sales growth was 16.5 percent, operating margins were 22.1 percent and earnings per share growth was 8.4 percent. For the full year 2011, 3M estimates that the Japan earthquake impacts will reduce sales growth by approximately one percentage point, operating margins by 30 basis points and earnings by $0.11 to $0.12 per share.

On a worldwide basis, second-quarter organic sales volumes rose 3.2 percent (5.6 percent excluding Japan earthquake impacts) and selling prices increased 0.8 percent. Acquisitions added 4.0 percent and foreign exchange impacts added 6.1 percent to second-quarter sales growth.

“We posted record second-quarter sales and earnings per share and generated significant free cash flow in the quarter, and we did so in the face of some sizable headwinds,” said George W. Buckley, 3M chairman, president and chief executive officer. “Most significant was the impact of the Japan earthquake, which was in line with our projections. In addition, a larger-than-anticipated contraction in LCD TV end-market demand affected our sales, reflecting a tighter consumer electronics market as OEMs work to reduce channel inventories and lower their unit costs. Without these two impacts, organic sales growth would have been 8 percent, so underlying strength remains.”

Buckley continued, “3M’s innovation engine continues to accelerate, and we expect further growth in new products this year. While economic growth moderated a bit in the second quarter, we believe that the global economy will continue to expand and 3M is well-positioned to capitalize on that growth.”

3M refined its previous guidance and now expects that 2011 full-year earnings will be in the range of $6.10 to $6.25 per share versus a prior expectation of $6.05 to $6.25 per share. Included in this estimate is a $0.22 per share year-on-year increase in pension and postretirement benefit expense. Excluding the pension and postretirement expense increase, 2011 earnings would be in the range of $6.32 to $6.47 per share, an increase of 12 to 15 percent year-over-year. The company affirmed its expectation for full-year organic sales volume growth in the range of 6.0 to 7.5 percent. 3M expects that currency effects will add 3.5 to 4.5 percent to sales for the year and acquisitions will add another 3 to 4 percent.

Key Financial Highlights

Second-quarter worldwide sales totaled $7.7 billion, up 14.1 percent compared to the second quarter of 2010. Organic volumes grew 3.2 percent, selling prices rose 0.8 percent, acquisitions added 4.0 percent and foreign exchange added 6.1 percent to sales in the quarter.

Local-currency sales including acquisitions grew in five of the six business segments, with Industrial and Transportation up 17.5 percent, Safety, Security and Protection Services up 12.4 percent,  Electro and Communications up 8.2 percent, Health Care up 7.8 percent and Consumer and Office up 4.0 percent. Local-currency sales in Display and Graphics declined 10.6 percent.

All geographic regions posted positive local-currency sales growth in the quarter, with Latin America/Canada up 11.2 percent, Europe up 9.9 percent, U.S. up 8.7 percent and Asia Pacific up 4.9 percent.

Second-quarter net income was $1.2 billion, or $1.60 per share, versus $1.1 billion, or $1.54 per share, in the second quarter of 2010. Total-company operating income margins were 21.6 percent for the quarter.

Business Segment Discussion

Industrial and Transportation

•                  Sales of $2.6 billion, up 17.5 percent in local currency, including 7.1 percent from acquisitions.

•                  Double-digit local-currency sales growth in renewable energy, abrasives systems, aerospace, industrial adhesives and tapes, energy and advanced materials and automotive aftermarket.

•                  Sales in automotive OEM business declined in local-currency terms, impacted by Japan earthquake-related disruptions.

•                  Sales rose by 40 percent in Europe, driven by a combination of organic growth, currency translation and the acquisition of Winterthur; sales rose by 28 percent in Asia Pacific, 22 percent in Latin America/Canada and 13 percent in the U.S.

•                  Operating income of $544 million; operating margin of 20.6 percent.

Health Care

•                  Sales of $1.3 billion, up 7.8 percent in local currency, including 5.0 percent from acquisitions.

•                  Double-digit local-currency sales growth in infection prevention, boosted by the October 2010 acquisition of Arizant; Arizant continues to outperform sales and profit expectations and its growth pipeline remains strong.

•                  Positive local-currency sales growth in skin and wound care, health information systems, food safety and oral care; local-currency sales declined in drug delivery systems business.

•                  Sales rose at a double-digit rate in every geographic region, with Asia Pacific up 24 percent, Latin America/Canada up 20 percent, Europe up 14 percent and the U.S. up 10 percent.

•                  Operating income of $364 million, with operating margin of 28.7 percent.

Consumer and Office

•                  Sales of $1.0 billion, up 4.0 percent in local currency.

•                  Strongest growth in home care, consumer health care and stationery products businesses.

•                  Sales grew by 21 percent in Latin America/Canada and Asia Pacific and 20 percent in Europe.

•                  U.S. sales rose 1 percent, impacted by weak consumer confidence and continued high unemployment levels.

•                  Investing in developing economies to build brand awareness and sales momentum; second-quarter sales rose 51 percent in China and 29 percent in India.

•                  Operating income of $202 million with margins of 19.5 percent.

Safety, Security and Protection Services

•                  Sales rose 12.4 percent in local currency to $1.0 billion, including 7.0 percent from acquisitions; H1N1-related comps reduced sales growth by 2.7 percent.

•                  Double-digit local-currency growth in occupational health and environmental safety, security systems and track and trace businesses.

•                  All geographic regions posted sales growth, led by Asia Pacific at 24 percent and Latin America/Canada at 23 percent.

•                  Operating income rose 22.7 percent to $242 million; operating margin of 24.0 percent.

Display and Graphics

•                  Sales of $973 million, down 10.6 percent in local currency.

•                  Sales declined 22 percent in optical systems, driven by LCD TV; excess channel inventory and market maturation are driving OEMs to reduce product performance and costs to improve profitability.

•                  Single-digit local-currency sales growth in both commercial graphics and architectural markets.

•                  Traffic safety’s sales declined slightly in local currency; highway construction government funding remains soft in the U.S. and Western Europe.

•                  Operating income of $222 million; operating margin of 22.8 percent.

Electro and Communications

•                  Sales of $864 million, up 8.2 percent in local currency.

•                  Double-digit local-currency growth in electronics markets materials business, driven by 3M solutions for the fast-growing semiconductor manufacturing, tablet PC and smart phone markets.

•                  Single-digit local-currency growth in electrical products and telecom-related businesses.

•                  Sales grew 21 percent in Europe, 17 percent in Latin America/Canada and 16 percent in Asia Pacific.

•                  Operating income increased 13.8 percent to $200 million; operating margin of 23.1 percent.

George W. Buckley, 3M chairman, president and chief executive officer, and David W. Meline, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. EDT (8 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least ten minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on the “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21486213).

The telephone replay will be available until 10 a.m. CDT on July 31, 2011.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010
Net sales	$7,680	$6,731	$14,991	$13,079
Operating expenses
Cost of sales	4,040	3,435	7,842	6,673
Selling, general and administrative expenses	1,581	1,350	3,114	2,673
Research, development and related expenses	404	350	802	692
Total operating expenses	6,025	5,135	11,758	10,038
Operating income	1,655	1,596	3,233	3,041
Interest expense and income
Interest expense	50	52	93	100
Interest income	(9)	(10)	(19)	(16)
Total interest expense (income)	41	42	74	84
Income before income taxes	1,614	1,554	3,159	2,957
Provision for income taxes	437	414	879	862
Net income including noncontrolling interest	$1,177	$1,140	$2,280	$2,095
Less: Net income attributable to noncontrolling interest	17	19	39	44
Net income attributable to 3M	$1,160	$1,121	$2,241	$2,051
Weighted average 3M common shares outstanding — basic	713.4	714.5	712.5	713.1
Earnings per share attributable to 3M common shareholders — basic	$1.63	$1.57	$3.15	$2.88
Weighted average 3M common shares outstanding — diluted	726.5	725.7	726.4	724.6
Earnings per share attributable to 3M common shareholders — diluted	$1.60	$1.54	$3.09	$2.83
Cash dividends paid per 3M common share	$0.55	$0.525	$1.10	$1.05

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the six-months ended June 30, 2010.  There were no special items for the three-months and six-months ended June 30, 2011, or for the three-months ended June 30, 2010.

	Six-months ended June 30, 2010
	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$3,041	$2,051	$2.83

Special items:
Medicare tax change (a)	—	84	0.12
Adjusted Non-GAAP measure	$3,041	$2,135	$2.95

(a)         The first six months of 2010 includes a one-time, non-cash income tax charge of $84 million, or 12 cents per diluted share, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”).  The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of the Act’s change to the tax treatment of Medicare Part D reimbursements.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	June 30, 2011	Dec. 31, 2010	June 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,376	$3,377	$3,022
Marketable securities — current	1,148	1,101	1,909
Accounts receivable — net	4,385	3,615	3,745
Inventories	3,717	3,155	2,980
Other current assets	911	967	1,235
Total current assets	13,537	12,215	12,891
Marketable securities — non-current	407	540	606
Investments	166	146	111
Property, plant and equipment — net	7,624	7,279	6,715
Goodwill and intangible assets — net	9,258	8,640	6,888
Prepaid pension benefits	82	74	99
Other assets	1,208	1,262	1,186
Total assets	$32,282	$30,156	$28,496

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,116	$1,269	$728
Accounts payable	1,851	1,662	1,756
Accrued payroll	586	778	616
Accrued income taxes	365	358	386
Other current liabilities	2,285	2,022	1,951
Total current liabilities	6,203	6,089	5,437
Long-term debt	4,484	4,183	4,949
Pension and postretirement benefits	1,932	2,013	2,137
Other liabilities	1,921	1,854	1,710
Total liabilities	$14,540	$14,139	$14,233

Total equity	$17,742	$16,017	$14,263
Shares outstanding
June 30, 2011: 709,535,731 shares
December 31, 2010: 711,977,608 shares
June 30, 2010: 713,134,328 shares
Total liabilities and equity	$32,282	$30,156	$28,496

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (b)

(Dollars in millions)

(Unaudited)

	Six-months ended June 30,
	2011	2010
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,184	$2,220
Cash flows from investing activities:
Purchases of property, plant and equipment	(526)	(337)
Acquisitions, net of cash acquired	(487)	(30)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	205	(1,012)
Other investing activities	(1)	4
NET CASH USED IN INVESTING ACTIVITIES	(809)	(1,375)
Cash flows from financing activities:
Change in debt	(47)	(68)
Purchases of treasury stock	(1,358)	(393)
Reissuances of treasury stock	753	386
Dividends paid to shareholders	(783)	(749)
Other financing activities	(2)	63
NET CASH USED IN FINANCING ACTIVITIES	(1,437)	(761)

Effect of exchange rate changes on cash and cash equivalents	61	(102)

Net increase (decrease) in cash and cash equivalents	(1)	(18)
Cash and cash equivalents at beginning of year	3,377	3,040
Cash and cash equivalents at end of period	$3,376	$3,022

(b)         For the six months ended June 30, 2011 and 2010, the Company revised the amounts previously presented for cash used in investing activities and cash used in financing activities by $33 million and $63 million related to purchases of additional shares (noncontrolling interest) of non-wholly owned consolidated subsidiaries during the three months ended March 31, 2011 and 2010, respectively. These immaterial revisions increased cash used in financing activities and decreased cash used in investing activities by the amounts indicated above for the respective periods.

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010

NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$1,451	$1,138	$2,184	$2,220
Purchases of property, plant and equipment	(295)	(180)	(526)	(337)
Free Cash Flow (c)	$1,156	$958	$1,658	$1,883

(c)          Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	June 30,
	2011	2010
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (d)	4.9	5.4

(d)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended June 30, 2011
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	3.0%	2.8%	3.0%	6.2%	3.2%
Price	1.7	(1.5)	1.2	3.2	0.8
Organic local-currency sales	4.7	1.3	4.2	9.4	4.0
Acquisitions	4.0	3.6	5.7	1.8	4.0
Local-currency sales	8.7	4.9	9.9	11.2	8.0
Divestitures	—	—	—	—	—
Translation	—	6.1	14.2	9.0	6.1
Total sales change	8.7%	11.0%	24.1%	20.2%	14.1%

Worldwide

Sales Change Analysis

By Business Segment

	Three-Months Ended June 30, 2011
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Trans- lation	Total sales change
Industrial and Transportation	10.4%	7.1%	17.5%	7.1%	24.6%
Health Care	2.8%	5.0%	7.8%	6.5%	14.3%
Display and Graphics	(10.7)%	0.1%	(10.6)%	3.5%	(7.1)%
Consumer and Office	3.8%	0.2%	4.0%	4.9%	8.9%
Safety, Security and Protection Services	5.4%	7.0%	12.4%	7.3%	19.7%
Electro and Communications	8.1%	0.1%	8.2%	5.9%	14.1%

Sales Change Analysis

By Geographic Area

	Six-Months Ended June 30, 2011
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	4.5%	8.2%	4.6%	7.2%	5.9%
Price	1.2	(1.6)	0.9	2.8	0.5
Organic local-currency sales	5.7	6.6	5.5	10.0	6.4
Acquisitions	3.7	3.4	4.6	1.7	3.6
Local-currency sales	9.4	10.0	10.1	11.7	10.0
Divestitures	—	—	—	—	—
Translation	—	5.8	8.4	8.1	4.6
Total sales change	9.4%	15.8%	18.5%	19.8%	14.6%

Worldwide

Sales Change Analysis

By Business Segment

	Six-Months Ended June 30, 2011
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Trans- lation	Total sales change
Industrial and Transportation	11.8%	5.4%	17.2%	5.3%	22.5%
Health Care	3.7%	5.1%	8.8%	4.7%	13.5%
Display and Graphics	(2.9)%	—%	(2.9)%	2.9%	0.0%
Consumer and Office	4.3%	1.2%	5.5%	3.7%	9.2%
Safety, Security and Protection Services	5.2%	6.6%	11.8%	5.3%	17.1%
Electro and Communications	12.4%	0.1%	12.5%	4.7%	17.2%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2011, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes impacting business segments related to product moves for the Display and Graphics segment or the Consumer and Office segment. In addition, 3M results in total did not change. The financial information presented herein reflects for all periods presented the impact of product moves between business segments, which are summarized as follows:

Certain pressure sensitive adhesives products within the Industrial Adhesives and Tapes Division and shock absorption and vibration dampening products used in electronics within the Aerospace and Aircraft Maintenance Department (both within the Industrial and Transportation business segment) were transferred to the Electronic Markets Materials Division (part of the Electro and Communications business segment). In addition, certain medical respirator products within the Infection Prevention Division (part of the Health Care business segment) were transferred to the Occupational Health and Environmental Safety Division (within the Safety, Security and Protection Services business segment). The preceding product moves resulted in decreases in net sales for the total year 2010 of $152 million in the Industrial and Transportation business segment and $8 million in the Health Care business segment. These decreases were offset by increases in net sales for the total year 2010 of $121 million for the Electro and Communications business segment and $8 million for the Safety, Security and Protection Services business segment along with a $31 million change in the elimination of dual credit sales and corporate and unallocated.

BUSINESS SEGMENT INFORMATION

NET SALES

(Millions)

	Three-months ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010
Industrial and Transportation	$2,641	$2,121	$5,091	$4,157
Health Care	1,269	1,110	2,524	2,224
Display and Graphics	973	1,047	1,916	1,916
Consumer and Office	1,038	954	2,038	1,866
Safety, Security and Protection Services	1,011	844	1,940	1,657
Electro and Communications	864	757	1,700	1,451
Corporate and Unallocated	3	4	8	8
Elimination of Dual Credit	(119)	(106)	(226)	(200)
Total Company	$7,680	$6,731	$14,991	$13,079

BUSINESS SEGMENT INFORMATION

OPERATING INCOME
(Millions)

	Three-months ended June 30,		Six-months ended June 30,
	2011	2010	2011	2010

Industrial and Transportation	$544	$463	$1,060	$906
Health Care	364	344	733	690
Display and Graphics	222	308	452	520
Consumer and Office	202	211	417	430
Safety, Security and Protection Services	242	198	441	380
Electro and Communications	200	176	378	323
Corporate and Unallocated	(93)	(81)	(198)	(164)
Elimination of Dual Credit	(26)	(23)	(50)	(44)
Total Company	$1,655	$1,596	$3,233	$3,041

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing. With $27 billion in sales, 3M employs about 80,000 people worldwide and has operations in more than 65 countries.

Investor Contacts:	Matt Ginter 3M (651) 733-8206	Media Contact:	Jacqueline Berry 3M (651) 733-3611

Bruce Jermeland 3M (651) 733-1807

From: 3M Public Relations and Corporate Communications 3M Center, Building 225-1S-15 St. Paul, MN 55144-1000